Exhibit 4.9

Insurance Letters of Credit – Master Agreement

Form 3/CEP

AGREEMENT DATED : 24 November, 2014

BETWEEN:

(1)	RENAISSANCERE SPECIALTY RISKS LTD. (the “Company”) whose office is at Renaissance House, 12 Crow Lane, Pembroke, Bermuda, HM 19;

AND

(2)	CITIBANK EUROPE PLC (“CEP”) whose offices and registered address are at 1
North Wall Quay, I.F.S.C., Dublin 1, Ireland.

PREAMBLE

Subject to the Company’s satisfaction of the terms and conditions contained in this Agreement, CEP agrees to establish letters of credit or similar or equivalent acceptable instruments (each a "Credit" and collectively the "Credits") on behalf of the Company in favour of beneficiaries located in the United States of America or elsewhere (the "Beneficiary" or "Beneficiaries" as relevant). In furtherance of this Agreement, the parties have separately agreed to the contractual or security arrangements that will apply in respect of the Company’s obligations under or pursuant to this Agreement.

1.    AGREEMENT

It is agreed between us in relation to each Credit that:-

1.1
In order to establish a Credit, the Company is required to submit an application form to CEP (“the Application Form”). The Application Form must (a) be in such form as CEP is willing to accept for this purpose; Application Forms may, subject to CEP’s agreement, be received via any electronic system(s) or transmission arrangement(s); (b) be completed by or on behalf of the Company in accordance with the terms of the Company’s banking mandate(s) or other authorities lodged with CEP or in accordance with arrangement(s) made with CEP from time to time; and (c) indicate therein the name of the Beneficiary and the amount and term of the Credit required. Upon receipt of an Application Form that satisfies the above criteria, CEP shall establish on behalf of the Company an irrevocable clean sight Credit (or such other form of Credit as may be required by the Application Form relating thereto) available, in whole or in part, by the Beneficiary’s sight draft (the Company hereby agreeing that CEP may accept as a valid ”sight draft” any written or electronic demand or other request for payment under the Credit, even if such demand or other request is not in the form of a negotiable instrument) on CEP or otherwise as may be required by the terms of the Credit; provided, however, that:

Exhibit 4.9

(i)    the opening of any Credit hereunder shall, in every instance, be at CEP’s option and nothing herein shall be construed as obliging CEP to open any Credit;

(ii)    prior to the establishment of any Credit or in order to maintain a Credit the Company undertakes as follows:

(a)    forthwith at CEP’s request to deposit, at an Approved Bank, in an account or accounts in the Company’s name, cash or securities or a combination of cash and securities of such amount and in such combination as CEP may require (a "Deposit"). “Approved Bank” for the purposes of this Clause 1.1(ii)(a) shall mean one or more of the following:- (i) Citibank, N.A. at their branch at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB; (ii) a bank approved by CEP; or, (iii) such other Citigroup branch or approved bank as CEP may designate and notify to the Company; and

(b)    should a Deposit have been requested, to execute CEP’s standard form charge documentation in relation to the accounts opened pursuant to Clause 1.1(ii) (a) above.

1.2	Without prejudice to the generality of Clause 1.1(i), the opening of any Credit hereunder shall be dependent upon CEP being satisfied, in its absolute discretion, that a Deposit has been carried out and that the documentation required to be executed under Clause 1.1(ii)(b) has been validly executed;

1.3
The Company undertakes to reimburse CEP, within two Business Days of demand, the amount of any and all drawings (including, for the avoidance of doubt, drawings presented electronically) under each Credit;

1.4
The Company undertakes to indemnify CEP, within two Business Days of demand, for and against all actions, proceedings, losses, damages, charges, costs, expenses, claims and demands which CEP may incur, pay or sustain in connection with each Credit and/or this Agreement, howsoever arising (unless resulting from CEP’s own gross negligence or willful misconduct);

1.5
The Company undertakes to pay CEP, such fees and/or commissions of such amount(s) and/or at such rate(s) and time(s) as have been or may be agreed in the fee letter, dated of even date herewith, by and between CEP and the Company in connection with each Credit established for the Company;

1.6
The Company hereby irrevocably authorises CEP to make any payments and comply with any demands which may be claimed from or made upon CEP in connection with any Credit without any reference to, or further authority from, the Company. The Company hereby agrees that it shall not be incumbent upon CEP to enquire or take notice of whether or not any such payments or demands claimed from or made upon CEP in connection with each Credit are properly made or whether any dispute exists between the Company and the Beneficiary thereof. The Company further agrees that any payment CEP makes in accordance with the terms and conditions of each Credit shall be binding upon the Company and shall be accepted by the Company as conclusive evidence that CEP was liable to make such payment or comply with such demand.

2.    REPRESENTATIONS AND WARRANTIES

2.1	The Company represents and warrants to CEP and undertakes that:

(i)	it has and will at all times have the necessary power to enable it to enter into and perform the obligations expressed to be assumed by it under this Agreement;

(ii)
the Agreement constitutes its legal, valid, binding and enforceable obligation effective in accordance with its terms, subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law and

Exhibit 4.9

(iii)
all necessary authorisations to enable or entitle it to enter into this Agreement have been obtained and are in full force and effect and will remain in such force and effect at all times during the subsistence of this Agreement.

2.2    The Company represents and warrants to CEP that:-

(i)	it is not unable to pay its debts as they fall due;

(ii)	it has not been deemed or declared to be unable to pay its debts under any applicable law;

(iii)	it has not suspended making payments on any of its debts;

(iv)	it has not, by reason of actual or anticipated financial difficulties, commenced negotiations with any of its creditors with a view to rescheduling any of its indebtedness;

(v)	the value of its assets is not less than its liabilities (taking into account contingent and prospective liabilities);

(vi)	no moratorium has been declared in respect of any of its indebtedness; and

(vii)	no analogous or similar event or concept to those set out in this Clause 2.2 has occurred or is the case under the laws of any jurisdiction.

3.	EXTENSION/TERMINATION

3.1
(a)    Any Credit established hereunder may, if requested by the Company on the relevant Application Form and subject to CEP’s consent, bear a clause to the effect that it will automatically be extended for successive periods of one year (or such other period as may be stated in the relevant Application Form) UNLESS the Beneficiary has received from the bank or institution issuing the Credit (the "Issuing Bank") by registered mail (or other appropriate receipted delivery) notification of intention not to renew such Credit at least 30 days (or such other period as may be stated in the relevant Application Form) prior to the end of the original term or, as the case may be, of a period of extension (the "Notice Period").

(b)
The Issuing Bank shall be under no obligation to the Company to send the Beneficiary such notification (and without such notification to the Beneficiary the Credit will be automatically extended as provided above) UNLESS the Company shall have sent notification to CEP by registered mail (or other means acceptable to CEP) of its election not to renew such Credit at least 30 days prior to the commencement of the Notice Period.

(c)
CEP reserves the right, at its sole option and discretion, to give or procure the giving at any time to the Beneficiary of notification of intention not to renew any Credit. If CEP exercises such said right, it will give the Company notice in writing thereof as soon as is reasonably possible. Where the Credit is issued to The Society and Council of Lloyd’s as Beneficiary in respect of the Applicant’s funds at Lloyd’s requirements, however, CEP will provide the Applicant with any notice of non-renewal in respect of such Credit no later than 1 November of the applicable calendar year.

4.    UCC/ISP

CEP may, at its sole option, arrange for the issuance of any Credit as being subject to either (i) the Uniform Customs and Practice for Documentary Credits (1993 Revision) ICC Publication No. 600 (“the UCP”) or (ii) the International Chamber of Commerce Publication No. 590 - the International Standby Practices 1998 (the “ISP”), (or any subsequent version of either); provided however that CEP may agree such modifications thereof as may be required by any regulatory or other authority having jurisdiction as to the acceptability of the Credit in question.

Exhibit 4.9

5.    PREVIOUS AGREEMENTS

Notwithstanding anything to the contrary contained herein, the execution and delivery of this Agreement and the issuance of Credits hereunder shall in no way affect any letter or letters of credit or similar or equivalent instrument or instruments established by CEP on the Company’s behalf pursuant to that certain Facility Letter, dated as of September 17, 2010, the Facility Fee Letter, dated as of September 17, 2010, and the Master Agreement, dated as of September 17, 2010 (each as amended, modified or otherwise supplement from time to time).

6.     CREDIT CHOICE OF LAW

If, at the Company’s request, a Credit expressly chooses a state or country law other than New York, U.S.A. or English law, or is silent with respect to the UCP, the ISP or a governing law, CEP shall not be liable for any payment, cost, expense or loss resulting from any action or inaction it takes provided such action or inaction is justified under UCP, ISP, New York law, English law or the law governing the Credit.

7.    BRANCHES/CORRESPONDENT BANKS

7.1	The Company acknowledges that CEP may carry out any of its obligations or exercise any of its rights under this Agreement through any of its offices or branches, wheresoever situated.

7.2
The Company further understands that CEP reserves the right to issue any Credit through any third party correspondent of its choice (unless such correspondent is not an authorized issuing bank for the purposes of the Beneficiary) and/or to have any Credit confirmed by Citibank, N.A. In such circumstances, CEP will be required to guarantee reimbursement to such correspondent and/or Citibank, N.A. of any payments which such correspondent and/or Citibank, N.A. may make under the Credit in question and such guarantee (howsoever described) shall be treated mutatis mutandis as a Credit for the purpose of this Agreement.

8.    INCREASES ETC/REINSTATEMENTS

The provisions of the foregoing Clauses shall be equally applicable to any increase, extension, renewal, partial renewal, modification or amendment of, or substitute instrument for, any Credit to which they apply. If for any reason any amount paid under any Credit is repaid, in whole or in part, by the Beneficiary thereof, CEP may, in its sole discretion, treat (or procure the treatment of) such repayment as a reinstatement of an amount (equal to such repayment) under such Credit. The value date CEP applies to any such reinstatement shall not be earlier than the date of such repayment and CEP shall not be liable for losses of any nature which the Company may suffer or incur and/or which may arise from any inadvertent or erroneous drawing, except to the extent that such losses were the result of CEP’s gross negligence or willful misconduct.

9.    NOTICES

9.1	Any notice or demand to be served on the Company by CEP hereunder may be served:

(a)     on any of the Company’s Authorized Officers personally;

(b)	by letter addressed to the Company or to any of its Authorized Officers and left at the Company’s registered office or at any one of its principal places of business;

(c)	by posting the same by letter addressed in any such manner as aforesaid to such registered office or principal place of business; or

Exhibit 4.9

(d)	during the Company’s normal business hours, by facsimile addressed in any such manner as aforesaid to any then published facsimile number of the Company.

“Authorized Officers” means the Company’s Chief Executive Officer, Chief Operating Officer, Chief Investment Officer, Chief Accounting Officer or Treasurer.

9.2
Unless otherwise stated, any notice or demand to be served on CEP by the Company hereunder must be served either at CEP’s address as stated above (or such other address as CEP may notify the Company of from time to time) or by facsimile to such number as CEP may notify the Company of from time to time.

9.3	Any notice or demand:-

(a)
sent by post to any address in the Republic of Ireland or the United Kingdom shall be deemed to have been served on the Company at 10:00 a.m. (London time) on the first Business Day after the date of posting (in the case of an address in the Republic of Ireland) and on the second Business Day after posting (in the case of an address in the United Kingdom) or, in the case of an address outside the Republic of Ireland or the United Kingdom (or a notice or demand to CEP), shall be deemed to have been served on the relevant party at 10:00 a.m. (London time) on the third Business Day after and exclusive of the date of posting; or

(b)	sent by facsimile shall be deemed to have been served on the relevant party when dispatched.

9.4
In proving service by post it shall be sufficient to show that the letter containing the notice or demand was properly addressed and posted and such proof of service shall be effective notwithstanding that the letter was in fact not delivered or was returned undelivered.

9.5	In this Agreement, a "Business Day" shall be construed as a reference to a day (other than a Saturday or a Sunday) on which banks are generally open in London.

10.    ASSIGNMENT/NOVATION

10.1
CEP has a full and unfettered right (a) to assign or otherwise dispose of the whole or any part of its rights and/or benefits under this Agreement or (b) (subject to Clauses 10.2 to 10.5) to novate its rights and obligations under this Agreement. The words “CEP” and “CEP’s” wherever used in Clauses 10.2 to 10.5 shall be deemed to include CEP’s assignees and novatees and other successors, whether immediate or derivative, who shall be entitled to enforce and proceed upon this Agreement in the same manner as if named herein. CEP shall be entitled to impart any information concerning the Company to any such assignee, novatee or other successor or any participant or proposed assignee, novatee, successor or participant.

10.2
The person who is for the time being liable to perform CEP’s obligations under this Agreement (a “Transferring Bank”) shall be entitled to novate at any time, upon service of a notice on the Company in the form attached as Schedule One to this Agreement (a “Novation Notice”), any or all of its rights and obligations under, and the benefit of, this Agreement to any Permitted Transferee, provided that such novation shall not result in a Credit being deemed impermissible under any Beneficiary requirements regarding issuing bank identity. With effect from the date on which a Novation Notice is executed by the Transferring Bank and the Permitted Transferee and served on the Company (the “Novation Date”), the provisions of Clause 10.3 shall have effect (but not otherwise).

10.3    With effect from (and subject to the occurrence of) the Novation Date:

10.3.1
the Permitted Transferee shall be bound by the terms of this Agreement (as novated) in every way as if the Permitted Transferee was and had been a party hereto in place of the Transferring Bank and the Permitted Transferee shall undertake and perform and discharge all of CEP’s obligations and liabilities under this Agreement (as novated) whether the same fell or fall to be performed or arose or arise on, before or after the Novation Date;

Exhibit 4.9

10.3.2	the Company shall release and discharge the Transferring Bank from further performance of its obligations arising in favour of the Company on and after the Novation Date under this Agreement and all claims and demands whatsoever in respect thereof against the Transferring Bank, and the Company shall accept the liability of the Permitted Transferee in respect of such obligations in place of the liability of the Transferring Bank;

10.3.3
the Transferring Bank shall release and discharge the Company from further performance of its obligations arising in favour of the Transferring Bank on and after the Novation Date under this Agreement and all claims and demands whatsoever in respect thereof by the Transferring Bank; and

10.3.4
the Company shall be bound by the terms of this Agreement (as novated) in every way, and it shall undertake and perform and discharge in favour of the Permitted Transferee each of its obligations, without duplication, whether the same fell or fall to be performed or arose or arise on, before or after the Novation Date and expressed to be owed to CEP.

10.4
Without prejudice to the automatic novation of the Transferring Bank’s rights and obligations pursuant to Clause 10.3, the Company undertakes to sign and return promptly each acknowledgement of the Novation Notice from time to time delivered to it promptly following receipt of the same from the Transferring Bank.

10.5	For the purposes of this Clause 10 a “Permitted Transferee” shall mean any holding company, subsidiary or affiliate of Citigroup Inc.

11.    GOVERNING LAW/JURISDICTION

This Agreement shall be governed by English law and, for CEP’s benefit, the Company hereby irrevocably submits to the jurisdiction of the English Courts in respect of any dispute which may arise from or in connection with this Agreement. The terms of this Agreement may not be waived, modified or amended unless such waiver, modification or amendment is in writing and signed by CEP nor may the Company assign any of its rights hereunder without CEP’s prior written consent.

[Signature Page Follows]

EXECUTED THIS DAY ABOVE WRITTEN BY:

___________________________________
RENAISSANCERE SPECIALTY RISKS LTD.

/s/ Jeffrey D. Kelly____________________

(Signature(s))	Jeffrey D. Kelly
Chief Financial Officer

Dated November 24, 2014

AND

___________________________________
CITIGROUP EUROPE PLC

/s/ Niall Tuckey_______________________

(Signature(s))	Niall Tuckey
Director

Dated 24/11/2014

SCHEDULE ONE

Form of Novation Notice for Clause 10

To:	RenaissanceRe Specialty Risks Ltd.
Date:
Dear Sirs

Insurance Letters of Credit – Master Agreement (Form 3/CEP) dated 24 November 2014 and made between Citibank Europe plc and RenaissanceRe Specialty Risks Ltd. (the "Agreement")

We refer to Clause 10 of the Agreement. We hereby notify you that we wish to exercise our option to novate under Clause 10 thereof so that with effect from today's date the rights, liabilities and obligations of [name of Transferring Bank] shall be novated to [name of Permitted Transferee] in the manner set out in Clause 10 thereof.

We confirm that the identity of the Permitted Transferee satisfies the requirements of Clauses 10.2 and 10.5 of the Agreement.

The relevant address for the purposes of Clauses 3.1 and 9 is as follows:

[insert new address]

Yours faithfully

for and on behalf of
[TRANSFERRING BANK]

for and on behalf of
[PERMITTED TRANSFEREE]

RenaissanceRe Specialty Risks Ltd.:

(1)	acknowledges receipt of the Novation Notice; and

(2)	agrees that with effect from the date of the Novation Notice the rights, liabilities and obligations of [ ] are novated to [ ] in the manner set out in Clause 10 of the Agreement.

for and on behalf of
RenaissanceRe Specialty Risks Ltd.